Exhibit 107

Filing Fee Table

CALCULATION OF REGISTRATION FEE UNDER THE SECURITIES ACT OF 1933

Title of Securities Being Registered	Amount Being Registered (1)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)

Common Stock ($0.0001 par value)	75,000,000	$5,000,000	$50.00

(1)	Represents the number of shares being registered for resale by the Selling Stockholders pursuant to that certain Standby Equity Commitment Agreement (the “MacRab Equity Commitment Agreement”) entered into with MacRab, LLC (“MacRab”) and that certain Securities Purchase Agreement (the “QuickCap Purchase Agreement”) entered into with QuickCap Capital, LLC (“QuickCap”). MacRab and QuickCap are collectively referred to herein as the “Selling Stockholders” and the MacRab Equity Commitment Agreement and the QuickCap Purchase Agreement are collectively referred to herein as the “Financing Agreements”. The purchase price of the shares that may be sold to MacRab under the MacRab Equity Commitment Agreement will be equal to 90% of the average of the two (2) lowest volume weighted average prices of the Company’s Common Stock on OTC Pink during the six (6) Trading Days immediately following the Clearing Date. The purchase price of the shares that may be sold to QuickCap under the QuickCap Purchase Agreement will be at a price equal to the lower of $0.05 or 50% of the lowest trading price for the 10 Trading Days immediately prior to the date of conversion.

(2)	Calculated pursuant to Rule 457(c) based on the closing price of our common stock as reported on the OTC Pink on October 12, 2022.